Exhibit 2.1
SECOND AMENDMENT TO SHARE PURCHASE AGREEMENT
This SECOND AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Second Amendment”), dated as of May 29, 2025, is entered into by and among Playtika Ltd., a company organized under the laws of the State of Israel (“Buyer”), SuperPlay Ltd., a company organized under the laws of the State of Israel (the “Company”), and Gigi Levy-Weiss, solely in his capacity as representative of the Company Securityholders (the “Representative”).
Whereas, the parties hereto (and additional parties) entered into that certain Share Purchase Agreement dated September 18, 2024, as amended on January 16, 2025 (the “Share Purchase Agreement”);
Whereas, the parties now wish to further amend the Share Purchase Agreement by entering into this Second Amendment, all as set forth in this Second Amendment.
Now, Therefore, in consideration of the foregoing and the mutual promises hereinafter set forth, the parties hereto hereby agree to amend the Share Purchase Agreement as follows:
1.Unless otherwise specifically set forth herein, capitalized terms not defined herein shall have the meanings ascribed to them in the Share Purchase Agreement.
2.The definition below shall be added under Section 1.1 to the Share Purchase Agreement:
“Dice & Domino Marketing Expenses” shall mean all costs related to online and offline media buy costs as well as external offline media production costs incurred by the Company and/or any of its Subsidiaries during the applicable period for the games entitled ‘Dice Dreams’ and ‘Domino Dreams’ that are published and owned by the Company and/or any of its Subsidiaries.”
3.Section 2.7(g)(ii) to the Share Purchase Agreement shall be replaced in its entirety with the following:
“(ii)    allow the Founders to expend Marketing Expenses (and Buyer shall fund such Marketing Expenses and the Company’s activity on a timely basis) as long as (a) the Company maintains a gap (which shall be measured for each calendar quarter during the Earnout Period (an “Earnout Quarter”) at the end of such Earnout Quarter on a year to date basis) between the Net Revenues and Marketing Expenses (i.e., Net Revenues less Marketing Expenses) (the “Gap”), that shall not be lower than the amounts set forth on Schedule 2.7(g)(ii)(a) (the “Minimum Quarterly Gap Requirements”), (b) during the First Year Earnout Period, the Founders shall not, without the prior written consent of Buyer, deviate total Marketing Expenses in each of the second, third and fourth Earnout Quarter by more than 35% (upwards or downwards, calculated on an aggregate basis for all games) from the amount set forth with respect to such Earnout Quarter in Schedule 2.7(g)(ii)(b) (the “First Year Allowed Budget”) (c) during the First Year Earnout Period, the Founders shall not, without the prior written consent of the Buyer, reduce the Dice & Domino Marketing Expenses below the amounts for each of the second, third and fourth Earnout Quarter set forth on Schedule 2.7(g)(ii)(c) (the “First Year Allowed Dice and Domino Marketing Budget”) (d) during the First Year Earnout Period, the Founders shall not, without the prior written consent of Buyer, deviate total Marketing Expenses in the First Year Earnout Period by more than 35% (upwards or downwards, calculated on an aggregate basis for all games) from $388,051,043; and (e) the Marketing Expenses for the fourth Earnout Quarter during each of the Second Year Earnout Period and the Third Year Earnout Period shall not be lower by more than 33% of the Marketing Expenses in the third Earnout Quarter of the applicable Earnout Period year; provided, however that in case of force majeure events or general market conditions which cause Buyer and its Affiliates to decrease marketing expenses for their games by more than 35% from their planned marketing expenses budget for that quarter, the Founders may make similar reductions consistent with those of Buyer and its Affiliates even if such reductions are below the allowance permitted under clauses (b), (c), (d) and (e) above (the “Special Permitted Decrease”). ”
4.The below Section 2.7(g)(ii)(A) shall be added to Section 2.7(g)(ii) to the Share Purchase Agreement:
5.“2.7(g)(ii)(A). The Marketing Expenses and the Gap for the first Earnout Quarter of the First Year Earnout Period, and a detailed calculation of the foregoing, are as set forth in Schedule 2.7(g)(ii)(A) which shall be annexed as Exhibit B hereunder. The first sentence of Section 2.7(g)(iii) to the Share Purchase Agreement shall be replaced in its entirety with the following:
“Schedule 2.7(g)(iii) sets forth an example of the calculation of the Gap and deviation described above.”
6.Section 2.7(g)(iv) to the Share Purchase Agreement shall be replaced in its entirety with the following:
“(iv) (A) Without derogating and in addition to the provisions of Section 2.7(g)(iii), in the event that (a) (i) the Marketing Expenses for the second Earnout Quarter during the First Year Earnout Period reflect a shortfall of more than 35% relative to the First Year Allowed Budget for the second Earnout Quarter, or, (ii) if applicable, a shortfall from the amount permitted after giving effect to the Special Permitted Decrease (the portion of such shortfall exceeding 35% (or the amount permitted after giving effect to the Special Permitted Decrease, if applicable), such shortfall shall be referred to as the “First Year Q2 Aggregate Marketing Expenses Shortfall”), then the

Adjusted EBITDA for that First Year Earnout Period shall be decreased (in addition to the decrease set below (if any) and under Sub-Section B (if any), all as set under Sub-Section C below) by one dollar, on a dollar-for-dollar basis, for each dollar of the First Year Q2 Aggregate Marketing Expenses Shortfall; and/or (b) (x) the Marketing Expenses for the third Earnout Quarter during the First Year Earnout Period reflect a shortfall of more than 35% relative to the First Year Allowed Budget for the third Earnout Quarter, or, (y) if applicable, a shortfall from the amount permitted after giving effect to the Special Permitted Decrease (the portion of such shortfall exceeding 35% (or the amount permitted after giving effect to the Special Permitted Decrease, if applicable), such shortfall shall be referred to as the “First Year Q3 Aggregate Marketing Expenses Shortfall”); then the Adjusted EBITDA for that First Year Earnout Period shall be decreased (in addition to the decrease set above (if any) and under Sub-Section B below (if any), all as set under Sub-Section C below) by one dollar, on a dollar-for-dollar basis, for each dollar of the First Year Q3 Aggregate Marketing Expenses Shortfall; and/or (c) (i) the Marketing Expenses for the fourth Earnout Quarter during the First Year Earnout Period reflect a shortfall of more than 35% relative to the First Year Allowed Budget for the fourth Earnout Quarter, or, (ii) if applicable, a shortfall from the amount permitted after giving effect to the Special Permitted Decrease (the portion of such shortfall exceeding 35% (or the amount permitted after giving effect to the Special Permitted Decrease, if applicable), such shortfall shall be referred to as the “First Year Q4 Aggregate Marketing Expenses Shortfall”); then the Adjusted EBITDA for that First Year Earnout Period shall be decreased (in addition to the decrease set above (if any) and under Sub-Section B below (if any), all as set under Sub-Section C below) by one dollar, on a dollar-for-dollar basis, for each dollar of the First Year Q4 Aggregate Marketing Expenses Shortfall; and/or (d) (x) the Marketing Expenses for the fourth Earnout Quarter during the Second Year Earnout Period reflect a shortfall of more than 33% relative to the Marketing Expenses in the third Earnout Quarter of the applicable Earnout Period year or, (y) if applicable, a shortfall from the amount permitted after giving effect to the Special Permitted Decrease (the portion of such shortfall exceeding 33% (or the amount permitted after giving effect to the Special Permitted Decrease, if applicable), such shortfall shall be referred to as the “Second Year Q4 Aggregate Marketing Expenses Shortfall”) then the Adjusted EBITDA for that Second Year Earnout Period shall be decreased by one dollar, on a dollar-for-dollar basis, for each dollar of Second Year Q4 Aggregate Marketing Expenses Shortfall; and/or (e) (i) the Marketing Expenses for the fourth Earnout Quarter during the Third Year Earnout Period reflect a shortfall of more than 33% relative to the Marketing Expenses in the third Earnout Quarter of the applicable Earnout Period year or, (ii) if applicable, a shortfall from the amount permitted after giving effect to the Special Permitted Decrease (the portion of such shortfall exceeding 33% (or the amount permitted after giving effect to the Special Permitted Decrease, if applicable), such shortfall shall be referred to as the “Third Year Q4 Aggregate Marketing Expenses Shortfall”), then the Adjusted EBITDA for that Third Year Earnout Period shall be decreased by one dollar, on a dollar-for-dollar basis, for each dollar of Third Year Q4 Aggregate Marketing Expenses Shortfall. Any adjustment of the Adjusted EBITDA, under this Section 2.7(g)(iv), shall apply for all purposes under this Agreement, including determining the entitlement to and the computation of the Earnout Amount for that year and any other applicable period in which the Adjusted EBITDA of that Earnout Period is used. Examples for the adjustment of the Adjusted EBITDA pursuant to the provisions of this Section 2.7(g)(iv)(A) and with Section 2.7(g)(iv)(B) below is attached as Schedule 2.7(g)(iv) hereunder.
(B) Without derogating and in addition to the provisions of Section 2.7(g)(iii) and Section 2.7(g)(iv)(A) above, in the event that (a) the Dice & Domino Marketing Expenses for the second Earnout Quarter during the First Year Earnout Period reflect a shortfall relative to the First Year Allowed Dice and Domino Marketing Budget for the second Earnout Quarter, or, if applicable, a shortfall from the amount permitted after giving effect to the Special Permitted Decrease (the applicable shortfall shall be referred to as the “First Year Q2 Dice & Domino Marketing Expenses Shortfall”), then the Adjusted EBITDA for the First Year Earnout Period shall be decreased (in addition to the decrease set below (if any) and under Sub-Section A above (if any), all as set under Sub-Section C) by one dollar, on a dollar-for-dollar basis, for each dollar of the First Year Q2 Dice & Domino Marketing Expenses Shortfall; and/or (b) the Dice & Domino Marketing Expenses for the third Earnout Quarter during the First Year Earnout Period reflect a shortfall relative to the First Year Allowed Dice and Domino Marketing Budget for the third Earnout Quarter, or, if applicable, a shortfall from the amount permitted after giving effect to the Special Permitted Decrease (the applicable shortfall shall be referred to as the shall be referred to as the “First Year Q3 Dice & Domino Marketing Expenses Shortfall”), then the Adjusted EBITDA for the First Year Earnout Period shall be decreased(in addition to the decrease set above (if any) and under Sub-Section A above (if any), all as set under Sub-Section C) by one dollar, on a dollar-for-dollar basis, for each dollar of the First Year Q3 Dice & Domino Marketing Expenses Shortfall; and/or (c) the Dice & Domino Marketing Expenses for the fourth Earnout Quarter during the First Year Earnout Period reflect a shortfall relative to the First Year Allowed Dice and Domino Marketing Budget for the fourth Earnout Quarter, or, if applicable, a shortfall from the amount permitted after giving effect to the Special Permitted Decrease (the applicable shortfall shall be referred to as the “First Year Q4 Dice & Domino Marketing Expenses Shortfall”), then the Adjusted EBITDA for the First Year Earnout Period shall be decreased (in addition to the decrease set above (if any) and under Sub-Section A above (if any), all as set under Sub-Section C) by one dollar, on a dollar-for-dollar basis, for each dollar of the First Year Q4 Dice & Domino Marketing Expenses Shortfall;
(C) For the avoidance of doubt and without limiting the generality of the foregoing, any decreases to Adjusted EBITDA pursuant to Sections 2.7(g)(iv)(A) and (B) above, shall be cumulative in nature. Accordingly, (i) if a shortfall exists with respect to both the aggregate Marketing Expenses and the Dice & Domino Marketing Expenses for the same Earnout Quarter, the Adjusted EBITDA for the applicable Earnout Period shall be decreased by the aggregate amount of both such shortfalls, on a dollar-for-dollar basis; and (ii) if shortfalls occur in multiple Earnout Quarters within the First Year Earnout Period (whether under subsection (A), subsection (B), or both), the total reduction to Adjusted EBITDA for that First Year Earnout Period shall equal the sum of all such Earnout Quarter shortfalls, on a cumulative and additive basis. Additionally, and for further avoidance of doubt, the absence of a shortfall, or the existence of a shortfall below the applicable threshold or excess Marketing Expenses, in one Earnout Quarter shall not serve to offset, mitigate, or otherwise reduce the impact of any shortfall in another Earnout Quarter. Each Earnout Quarter shall be evaluated independently for purposes of determining whether a shortfall has occurred.”
7.Any reference to Schedule 2.7(b) and Schedule 2.7 (c) shall be replaced with Schedule 2.7(a), which includes examples of the calculation of the First Year Earnout Consideration, Second Year Earnout Consideration, and Third Year Earnout Consideration.
8.The first sentence of Section 2.7(g)(v) of the SPA is hereby deleted in its entirety and replaced with the following: “If the Marketing Expenses for any Earnout Quarter of the First Year Earnout Period exceeds the Maximum Marketing Expenses (as set forth on Schedule 2.7(g)(ii)(b)) of the corresponding quarter of such year (and such amount in which the Marketing Expenses exceeds the Maximum Marketing Expenses (as set forth on Schedule 2.7(g)(ii)(b)) of the corresponding quarter referred to as the “Quarterly Excess Marketing Expenses” and the aggregate Quarterly Excess Marketing Expenses for the entire the First Year Earnout Period referred to as the “2025 Excess Marketing Expenses”), then each dollar of 2025 Excess Marketing Expenses will result in a corresponding reduction of three dollars ($3) in the Purchase Price (such adjustment amount being referred to as the “2025 Excess Marketing Expenses Adjustment Amount”).”
9.The following Schedules to the Share Purchase Agreement—Schedule 1.1(b), Schedule 2.7(g)(ii)(a), Schedule 2.7(g)(ii)(b), Schedule 2.7(g)(ii)(c), Schedule 2.7(g)(iii) and Schedule 2.7(g)(iv)—shall be replaced in their entirety with the corresponding Schedules, attached to this Amendment as Exhibit A.

10.For the removal of doubt, it is hereby clarified that, other than as specifically provided herein, the provisions of the Share Purchase Agreement shall remain in full force and effect.
11.This Second Amendment shall be governed in all respects by the laws of the State of Israel, without regard for the conflict of law provisions thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of any court of competent jurisdiction located within the district of Tel Aviv in respect of any dispute arising out of or in connection with this Second Amendment.
12.This Second Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.
BUYER:
PLAYTIKA LTD.
By: /s/ Craig Abrahams
Name: Craig Abrahams
Title: Director
COMPANY:
SUPERPLAY LTD.
By: /s/ Craig Abrahams
Name: Craig Abrahams
Title: Director
REPRESENTATIVE:
GIGI LEVY-WEISS, as the Representative

/s/ Gigi Levy-Weiss